Offer To Purchase For Cash

All Outstanding Shares of Common Stock

of

COMPLETE GENOMICS, INC.

at

$3.15 NET PER SHARE

Pursuant to the Offer to Purchase dated September 25, 2012

by

BETA ACQUISITION CORPORATION

a wholly-owned subsidiary of

BGI-SHENZHEN

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, OCTOBER 23, 2012, UNLESS THE OFFER IS EXTENDED.

September 25, 2012

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Beta Acquisition Corporation, a Delaware corporation (the “Purchaser”) and a wholly-owned subsidiary of BGI-Shenzhen, a company organized under the laws of the People’s Republic of China, to act as Information Agent in connection with the Purchaser’s offer to purchase (the “Offer”) all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Complete Genomics, Inc., a Delaware corporation, at a purchase price of $3.15 per Share, net to the seller in cash, less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated September 25, 2012 (the “Offer to Purchase”), and the related Letter of Transmittal enclosed herewith.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase;

2. The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients;

3. A Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to Computershare Trust Company, N.A. (the “Depositary”) by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date;

4. The Company’s Solicitation/Recommendation Statement on Schedule 14D-9;

5. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

6. A return envelope addressed to Computershare Trust Company, N.A., the Depositary, for your use only.

Certain conditions to the Offer are described in Section 15 of the Offer to Purchase.

We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Tuesday, October 23, 2012, unless the Offer is extended.

For Shares to be properly tendered pursuant to the Offer, (a) the share certificates or confirmation of receipt of such Shares under the procedure for book-entry transfer, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an “Agent’s Message” (as defined in the Offer to Purchase) in the case of book-entry transfer, and any other documents required in the Letter of Transmittal, must be timely received by the Depositary or (b) the tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and Letter of Transmittal.

The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer or requests for additional copies of the enclosed materials should be addressed to the undersigned at the address and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

INNISFREE M&A INCORPORATED

Nothing contained herein or in the enclosed documents shall constitute you the agent of the Purchaser, the Information Agent or the Depositary or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

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